Exhibit 3.45

AMENDED AND RESTATED OPERATING AGREEMENT

OF

WORKHORSE RAIL, LLC

This Operating Agreement (this “Agreement”) has been adopted by Standard Car Truck Company, as the sole owner of membership interests (the “Member”) in Workhorse Rail, LLC, a Pennsylvania limited liability company (the “Company”).

1. Purpose. The object and purpose of, and the nature of the business to be conducted and promoted by, the Company is to engage in any lawful act or activity for which limited liability companies may be formed under the Pennsylvania Limited Liability Company Act, 15 Pa.C.S. § 8901, et seq., as amended from time to time (the “Act”); and any and all lawful activities necessary or incidental to the foregoing.

2. Term. The existence of the Company commenced on the date the Certificate of Organization of the Company (the “Certificate of Organization”) was filed with the Secretary of State of the Commonwealth of Pennsylvania and shall continue indefinitely until the Company is dissolved. The provisions of 15 Pa.C.S. § 8971 (a)(4) regarding dissolution upon certain events shall not apply to the Company.

3. Member. The name and business address of the Member is:

Standard Car Truck Company

1001 Air Brake A venue

Wilmerding, PA 15148

4. Management.

(a) The business and affairs of the Company shall be managed by two or more Managers who shall be appointed by the Member from time to time (the “Board of Managers”). The Board of Managers, on behalf of the Company, shall have the power to do any and all acts necessary or convenient to, or for the furtherance of, the business and affairs of the Company. Each Manager shall hold office until the next annual meeting of Member and until his or her successor shall have been elected and qualified, or until his or her earlier death, resignation or removal. The initial Board of Managers shall be David Seitz and Keith Hildum.

(b) Unless otherwise provided in this Agreement, a majority of the Managers in office shall constitute a quorum for the transaction of business by the Board of Managers, and the act of a majority of the Managers present at a meeting at which a quorum is present shall be the act of the Board of Managers. A Manager who is present at a meeting of the Board of Managers at which action on any matter is taken shall be presumed to have assented to the action unless his dissent is entered in the minutes of the meeting or unless he files his written dissent to the action with the secretary of the meeting before the adjournment thereof or delivers the dissent to the Company immediately after the adjournment of the meeting. The right to dissent shall not apply to a Manager who voted in favor of the action.

(c) Any action required or permitted to be taken at a meeting of the Board of Managers may be taken without a meeting if, prior or subsequent to the action, a consent or consents thereto by all of the Managers in office is filed with the records of the Company. The consents shall be in writing or in electronic form.

(d) Any vacancy occurring on the Board of Managers may be filled by election at an annual or special meeting called for that purpose, or the written consent of the Member. Any vacancy occurring on the Board of Managers may also be filled by action of the remaining Managers at any regular or special meeting of the Board of Managers. A Manager elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office.

(e) Pursuant to a written consent adopted pursuant to this Agreement, any Manager may be removed, with or without cause, by the Member.

(f) The Board of Managers may appoint by written resolution officers and agents of the Company to which the Board of Managers may delegate by written resolution whatever duties, responsibilities and authority the Board of Managers may desire. Any officer or agent may be removed by the Board of Managers at any time by written resolution.

(g) If an officer of the Company is appointed by the Board of Managers and given a title that is used by officers of a business corporation, the Board of Managers shall be deemed to have delegated to the officer the duties, responsibilities and authority that would normally be exercised by an officer of a business corporation with the same title, unless the Board of Managers provides otherwise by written direction.

(h) The Board of Managers may remove any officer, with or without cause, at any time, subject to the rights, if any, of such officer under a contract of employment with the Company. Any officer may resign at any time by giving written notice to the Company. Any resignation shall take effect on the date of receipt of such notice or at any later time specified in the notice (unless such officer is otherwise removed prior to that date); and unless otherwise specified in such notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Company under any contract to which the officer is a party.

5. Title to Company Property. All real, personal and other property shall be acquired in the name of the Company and title to any such property so acquired shall vest in the Company itself rather than in the Member.

6. Compensation of Manager or Managers. The Board of Managers shall be reimbursed for all expenses incurred in managing the Company and may, at the election of the Member, be entitled to compensation for management services rendered in an amount to be determined from time to time by the Member.

7. Distributions. Distributions shall be made to the Member (in cash or in kind) at such times and in such aggregate amounts as may be determined by the Board of Managers, subject to and in accordance with applicable law.

8. Elections. The Board of Managers may make any tax elections for the Company permitted under the Internal Revenue Code of 1986, as amended, or the tax laws of any state or other jurisdiction having taxing jurisdiction over the Company.

9. Assignability of Membership Interest. The economic interest of the Member in the Company shall not be assignable and may not be hypothecated, in whole or in part, either voluntarily or by operation of law.

10. Admission of Additional Members. Additional members of the Company may be admitted to the Company at the direction of the Board of Managers only if a new operating agreement or an amendment and restatement of this Agreement is entered into by all such additional members.

11. Liability of the Member, Manager or Board of Managers. The Member, Managers or the Board of Managers shall not have any liability for the debts, obligations or liabilities of the Company or for the acts or omissions of any other member, officer, agent or employee of the Company, except to the extent provided in the Act. The failure of the Member, any Manager or the Board of Managers to observe any formalities or requirements relating to the exercise of the powers of the Member, any Manager or the Board of Managers or the management of the business and affairs of the Company under this Agreement or the Act shall not be grounds for imposing liability on the Member, any Manager or the Board of Managers or for making the Member, any Manager or the Board of Managers subject to any liabilities of the Company.

12. Indemnification. The Company shall indemnify the Member, any Manager or the Board of Managers and those officers, agents and employees of the Company identified in writing by the Member as entitled to indemnity under this section for all costs, losses, liabilities and damages paid or accrued by the Member, any Manager or the Board of Managers or any such designated officer, agent or employee in connection with the business of the Company, except to the extent prohibited by the laws of the Commonwealth of Pennsylvania. In addition, the Company may advance the costs of defense incurred in any such proceeding to the Member, any Manager or the Board of Managers or any such officer, agent or employee upon receipt by the Company of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that the person is not entitled to be indemnified by the Company.

13. Dissolution.

(a) The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (i) the written direction of the Board of Managers, or (ii) the entry of a decree of judicial dissolution under Section 8972 of the Act. The dissolution, insolvency or bankruptcy of the Member or the occurrence of any other event that terminates the continued membership of the Member shall not cause a dissolution of the Company.

(b) Upon dissolution, the Company shall cease carrying on any and all business other than the winding up of the Company business, but the Company shall not be terminated and shall continue until the winding up of the affairs of the Company is completed and a certificate of dissolution has been filed pursuant to the Act Upon the winding up of the Company, the Company’s property shall be distributed (i) first to creditors, including the

Member if the Member is a creditor, to the extent permitted by law, in satisfaction of the Company’s liabilities; and (ii) then to the Member. Such distributions shall be in cash or property or partly in both, as determined by the Board of Managers.

14. Conflicts of Interest. Nothing in this Agreement shall be construed to limit the right of the Member to enter into any transaction that may be considered to be competitive with, or a business opportunity that may be beneficial to, the Company. The Member does not violate a duty or obligation to the Company merely because the conduct of the Member furthers the interests of the Member. The Member may lend money to and transact other business with the Company. The rights and obligations of the Member upon lending money to or transacting business with the Company are the same as those of a person who is not the Member, subject to other applicable law. No transaction with the Company shall be void or voidable solely because the Member has a direct or indirect interest in the transaction.

15. Governing Law. This Agreement shall be governed by, and interpreted and enforced in accordance with, the substantive laws of the Commonwealth of Pennsylvania, without reference to the conflicts of law rules of that or any other jurisdiction.

16. Entire Agreement. This Agreement constitutes the entire agreement of the Member with respect to the subject matter hereof and supersedes all prior agreements, express or implied, oral or written, with respect thereto. The express terms of this Agreement control and supersede any course of performance or usage of trade inconsistent with any of the terms hereof.

17. Amendment. This Agreement may be amended or modified from time to time only by a written instrument executed by the Member.

18. Rights of Creditors and Third Parties. This Agreement is entered into by the Member solely to govern the operation of the Company. This Agreement is expressly not intended for the benefit of any creditor of the Company or any other person other than the heirs, personal representatives and assigns of the Member. Except and only to the extent provided by applicable statute, no creditor or third party shall have any rights under this Agreement or any agreement between the Company and the Member with respect to the subject matter hereof or otherwise.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, has adopted this Operating Agreement as of January 15, 2017 to be effective for all purposes as of such date.

STANDARD CAR TRUCK COMPANY,
Sole Member

By:	/s/ David M. Seitz

Name:	David M. Seitz

Title:	Vice President

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